Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment dated September 1, 2010 (the "Amendment") to the Employment Agreement originally dated September 15, 2003 (the "Agreement"), by and between Trey Resources, Inc., a Delaware corporation, with offices at 5 Regent Street, Suite 520, Livingston, NJ  07039 (the "Company") and Mark Meller, an individual residing at ******************** (the "Executive").

WHEREAS, the Company and the Executive mutually wish to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt sufficiency of which is hereby acknowledged, the parties agree as follows:

The terms and conditions as set forth below shall amend the Employment Agreement

1. TERM. The term of the Executive's employment hereunder shall be extended to September 15, 2017.

2. COMPENSATION.  Executive may receive compensation from SWK Technologies, Inc. (“SWK”) in his role as Chairman of that Company.  SWK is an 80% owned subsidiary of the Company.  In the event that Executive does in fact receive cash compensation from SWK, Executive’s cash compensation from the Company shall be reduced, dollar for dollar, by the cash compensation paid him by SWK.

All of other terms of this Agreement shall remain if full force and effect and shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written below:

TREY RESOURCES, INC.

By:___________________________ Dated:______________________
           Mark Meller

Title: Chief Executive Officer and President

MARK MELLER

By:___________________________ Dated:______________________